UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2022

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building D, Floor 3 35 Gatehouse Drive Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNDX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

 Item 5.02.Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2022, Syndax Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that Keith A. Goldan will join the Company as Chief Financial Officer, effective June 13, 2022. In connection with Mr. Goldan’s appointment as Chief Financial Officer, the Company’s board of directors also appointed him principal financial officer and treasurer of the Company. Alexander Nolte, the Company’s Vice President, Chief Accounting Officer, who has been serving as the Company’s principal accounting officer and interim principal financial officer since October 22, 2022, will remain the Company’s principal accounting officer.

Prior to joining the Company, Mr. Goldan served as Chief Financial Officer of OptiNose, a publicly traded company, since January 2017. Prior to joining OptiNose, Mr. Goldan served as Senior Vice President, Chief Financial Officer and Treasurer of Fibrocell Science, Inc., a publicly traded company, from March 2015 to January 2017, and also served as its Corporate Secretary from March 2015 to June 2015. Mr. Goldan also previously served as Chief Financial Officer of NuPathe Inc., PuriCore plc, and Biosyn, Inc. Mr. Goldan received a B.S. in Finance from the Robert H. Smith School of Business at the University of Maryland and an M.B.A. from the Wharton School at the University of Pennsylvania.

There are no arrangements or understandings with the Company pursuant to which Mr. Goldan was appointed to serve as Chief Financial Officer. There are no family relationships between Mr. Goldan and any director or executive officer of the Company and there are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Goldan was a participant.

In connection with his appointment, the Company entered into an employment agreement with Mr. Goldan, effective June 8, 2022 (the “Employment Agreement”), providing for the terms of his employment, including (i) an annual base salary of $450,000; (ii) an annual target bonus equal to 40% of his base salary; and (iii) a one-time grant of an option to purchase 230,000 shares of the Company’s common stock, exercisable at a price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on June 13, 2022, the date of grant. Twenty-five percent (25%) of the shares subject to such option shall vest on the one-year anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares of common stock subject to such option shall vest monthly thereafter on the last day of each month over the following thirty-six (36) months until all of the shares subject to such option are fully vested, subject to continued service. In addition to the annual target bonus, Mr. Goldan will receive a one-time sign-on bonus award on his start date in the form of a restricted stock unit award with a grant-date “fair value” of $50,000, as calculated in accordance with applicable accounting standards on the date of grant (the “RSU”). The RSU will vest over two years from the date of grant, with 50% of the RSU vesting on each anniversary of the grant date, subject to Mr. Goldan’s continuous service with the Company.

Mr. Goldan’s employment agreement further provides that in the event his employment is terminated without “cause,” as defined in his employment agreement, or he terminates his employment for “good reason,” as defined in his employment agreement, he is entitled to (i) a lump sum severance payment equal to nine months base salary, (ii) payment on his behalf of up to nine months of health insurance benefits continuation and (iii) with respect to equity awards granted to Mr. Goldan prior to the date of his termination, accelerated vesting and the lapse of any reacquisition or repurchase rights that the Company holds with respect to such equity awards for the portion of such equity awards that would have otherwise vested within the 12-month period following the date of Mr. Goldan’s termination were he to remain employed with the Company during such 12-month period. If Mr. Goldan’s employment is terminated without cause or he terminates his employment for good reason within three months prior to, or 12 months after, a “change in control” of the Company, as defined in his employment agreement, he is instead entitled to (a) a lump sum severance payment equal to the sum of 12 months base salary and 100% of the greater of (1) the average annual target performance bonus paid to him for the preceding three years or (2) his annual target performance bonus in effect as of the change in control, (b) payment on his behalf of up to 12 months of health insurance benefits continuation and (c) full accelerated vesting on all of his unvested options and the lapse of any reacquisition or repurchase rights that the Company holds with respect to any other equity award granted to him pursuant to any of the Company’s equity incentive plans. In order to receive his severance benefits, Mr. Goldan must sign a general release of claims.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 8, 2022, by and between the Company and Keith A. Goldan.
99.1	Press Release, dated June 13, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Michael A. Metzger
Michael A. Metzger
Chief Executive Officer

Dated: June 13, 2022